Exhibit 10.45

AMENDED SECURED PROMISSORY NOTE

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

$75,000.00	Dated As of October 11, 2001

New York, NY

FOR VALUE RECEIVED, the receipt of which is hereby acknowledged, BIOVEST INTERNATIONAL, INC., a Delaware corporation having its corporate office at 8500 Evergreen Blvd., Minneapolis MN 55433 (the “Company”), hereby promises to pay to the order of Dr. Anaka Prakash having an address at 3 Eckert Farm Road, Saddle River NJ 07458 (“Holder”), or such other address as Holder may notify the Company, the principal sum of $75,000.00 (“Principal”), together with interest thereon, as follows:

1.	Previous Note Modified. Reference is made to that certain Promissory Note dated October 11, 2001 issued by the Company in favor of Holder in principal amount equal to the Principal (the “Original Note”). Holder agrees that by Holder’s acceptance of this Note, Holder hereby confirms its agreement to modification and extension of the Original Note to the terms of this Note and agrees that the terms of the Original Note shall be amended and replaced by the terms set forth in this Amended Note. Holder has delivered the Original Note to the Company for modification concurrently with the issuance of this Amended Note. Any Warrants issued in conjunction with that Original Note shall remain outstanding. This Amended Note shall be dated and deemed to have been issued as of the date of the Original Note and is meant to amend and extend the Original Note.

2.	Accrual of Interest. Interest shall accrue on the outstanding balance of Principal at the rate of seven and one-half percent (7.5%) from the date of the Original Note until June 16, 2003, and at the rate of seven percent (7%) from June 16, 2003 until maturity. No payment of interest shall be due until maturity.

3.	Maturity. The Principal amount due under this Note shall become immediately due and payable to Holder automatically and without further action or notice on the part of Holder, on June 16, 2006, the date that is the third (3rd) annual anniversary of the date of the Closing of the Investment Agreement between Accentia and BioVest (the “Maturity Date”).

4.	Prepayment. All payments due under this Note shall be made by check payable to HOLDER. The Company, at its option, may prepay this Note at any time in whole or in part without premium or penalty, subject to HOLDER’s right to convert the sums due hereunder to equity as set forth in paragraph (5) herein.

5.	Collateral. (a) In order to secure (i) the due and punctual payment of all monetary obligations hereunder of the Company to Holder and any reasonable costs and expenses (including, but not limited to, all legal fees and expenses) of collection or enforcement of any such obligations and (ii) the due and punctual payment of any costs and expenses incurred in connection with the realization of the security of which this Note provides and any reasonable costs and expenses (including, but not limited to, all legal fees and expenses) incurred in connection with any proceedings to which this Note may give rise (collectively referred to herein as “Liabilities”), the Company hereby transfers, assigns, grants, bestows, sells, conveys and pledges to Holder a first priority security interest in the Collateral (as hereinafter defined), which security interest shall remain in full force and effect until all of the Liabilities shall have been paid in full to Holder.

(b) For purposes of this Note, “Collateral” shall mean all of the Company’s right, title and interest in and to all of its tangible personal property and intangible property (including, without limitation, the Company’s cash on hand, contract rights, securities, accounts receivables, equipment, inventory, trademarks, copyrights and other intellectual property, wherever located; BUT EXCLUDING: (i) the Company’s rights in that certain Cooperative Research and Development Agreement for Non-Hodgkin Lymphoma Therapeutic Cancer Vaccine between the Company and the National Cancer Institute (as hereafter amended and supplemented), (ii) and the Company’s rights arising from and relating to Non-Hodgkin Lymphoma Therapeutic Cancer Vaccine, and (iii) the

Company’s grant receivable from the National Institutes of Health; in each case, (x) whether tangible or intangible; (y) all and any proceeds from any sale, lease, license or other disposition thereof, and (z) all proceeds and products thereof).

(c) The Company hereby grants Holder a limited power of attorney to prepare and file appropriate UCC-1 financing statements (as secured party) in appropriate jurisdictions to evidence and publish the liens created by this Note.

(d) Except as contemplated by this Note and except as specifically set forth in the immediately following proviso, the Company shall not encumber or grant a security interest in any of the Collateral without the prior written consent of Holder and, other than the grant of the security interest contemplated hereby, the Collateral pledged by the Company hereunder is, and will be, owned by Maker free and clear of all liens and encumbrances; provided that, by Holder’s acceptance of this Note, Holder hereby agrees that the indebtedness evidenced by this Note (and the security interest granted and lien created hereby) shall be subordinated in right of payment to all existing secured debts of the Company outstanding on the date of issuance of this Note, plus payment in full in cash of up to $5,000,000 aggregate principal amount of indebtedness to third parties (other than Accentia, Inc. and/or its affiliates) and accrued interest thereon as may be outstanding from time to time after the date hereof (“Senior Debt”). Such terms of subordination shall be the terms reasonably requested by the lender(s) of such Senior Debt and, in connection therewith, Holder shall execute and deliver such subordination agreement and/or intercreditor agreement as may be requested by such lender of Senior Debt.

6.	Option to Convert To Equity. (a) At any time prior to the Maturity Date, or prior to payment of the outstanding sums due under this Note, HOLDER may elect to convert the outstanding balance due, including accrued and unpaid interest, into either:

(i)

Common Stock of the Company, which is restricted as to transfer under state and federal securities laws, at the rate of $0.50 per share of Company Common Stock. The number of shares of Company Common Stock issuable upon conversion of this Note and the above conversion price shall be subject to adjustment as follows: In case the Company shall (A) pay a dividend in Company Common Stock or make a distribution in Company Common Stock, (B) subdivide its outstanding Company Common Stock, (C) combine its outstanding Company Common Stock into a smaller number of shares of Company Common Stock, or (D) issue by reclassification of Company Common Stock other securities of the Company, then the conversion price and the number of shares of Company Common Stock issuable open conversion of this Note immediately prior thereto shall be proportionately adjusted so that the Holder shall be entitled to receive the kind and number of shares or other securities of the Company which it would have owned or would have been entitled to receive immediately after the happening of any of the events described above had this Note been converted at the conversion price in effect immediately prior to the happening of such event or any record date with respect thereto and where adjustment made pursuant to this

Section 5(a)(i) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event. For the purpose of this Section 5(a)(i), the term “Company Common Stock” shall mean (i) the class of stock designated as the Common Stock of the Company at the date of this Note, or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value; OR

(ii)

Common Stock of Accentia, Inc., a Florida corporation (“Accentia”), which is restricted as to transfer under state and federal securities laws, equal to the Principal and accrued and unpaid interest thereon being converted based upon the following Accentia Common Stock value: (A) if Accentia’s Common Stock is publicly traded, the value of a share of Accentia Common Stock shall be an amount equal to the IPO offering price thereof, before discount or commission, as stated in the final prospectus for Accentia Common Stock or in the alternative or (B) if Accentia’s Common Stock is not publicly trading, the value of a share of Accentia Common Stock shall be determined by appraisal by an independent nationally recognized valuation firm selected by the Board of Directors of Accentia. Such appraisal determination shall be set forth in reasonable detail in a written notice to Holder and, absent manifest error or fraud, shall be binding on Accentia and Holder; provided, however, that the Holder shall have the right to object to such determination by providing written notice (the “Objection Notice”) to Accentia within five (5) business days of Holder’s receipt of such written notice of such determination. Provided Holder delivers the Objection Notice within such five (5) business day period, then, within a further period of ten (10) business days (the “Settlement Period”), Accentia and Holder and, if desired, their accountants will attempt to resolve in good faith any disputed items and reach a written agreement with respect thereto. Failing such resolution, the unresolved disputed items will be referred for final binding resolution to an independent nationally recognized firm of certified public accountants (the “Sole Arbiter”) mutually acceptable to Accentia, on the one hand, and Holder, on the other hand. In the event that Accentia and Holder are unable to select the Sole Arbiter within five (5) business days following the end of the Settlement Period, then each of Accentia and Holder shall have an additional five (5) business days to select (and provide written notice of such selection to the other) an independent nationally recognized firm of certified public accountants. Each such firm shall be referred to, respectively, as the “First Arbiter” (selected by Accentia) and the “Second Arbiter” (selected by Holder). Within ten (10) business days following the selection of the First Arbiter and the Second Arbiter, the First Arbiter and the Second Arbiter shall select (and provide written notice to Accentia and Holder of such selection) a third independent nationally recognized firm of certified public accountants (the “Third Arbiter”). For purposes of this Agreement, the “Arbiter” shall mean (1) the Sole Arbiter or (2) in the case that Accentia and Holder cannot agree upon the Sole Arbiter, the First Arbiter, Second Arbiter and Third Arbiter collectively; provided that if either Holder or Accentia fails to select the First Arbiter or the Second Arbiter, respectively, then the Sole Arbiter (and thus the “Arbiter”) shall be deemed to be the First Arbiter in the case where Holder failed to make the selection and the Second Arbiter in the case where Accentia failed to make the selection. In the case where the Arbiter consists of a First Arbiter, Second Arbiter and Third Arbiter, the decision of a majority of the First Arbiter, Second Arbiter and Third Arbiter shall constitute the decision of the Arbiter hereunder. The fees and expenses of the Arbiter shall be borne by the non-prevailing party. In making such determination (the “Arbiter’s Determination”), the Arbiter shall determine only those items in dispute and may not assign a value to any disputed item greater than the greatest value for such sum claimed by either party or less than the lowest value for such item claimed by either party. The Arbiter’s Determination shall be (I) in writing, (II) furnished to Accentia and Holder as soon as practicable after the items in dispute have been referred to the Arbiter (but in no event later than ten (10) business days after such referral), (III) made in accordance with generally accepted accounting principles consistently applied, and (IV) non-appealable. The number of shares Accentia Common Stock issuable open conversion of this Note shall be subject to adjustment as follows: In case Accentia shall (w) pay a dividend in Accentia Common Stock or make a distribution in Accentia Common Stock, (x) subdivide its outstanding Accentia Common Stock, (y) combine its outstanding Accentia Common Stock into a smaller number of shares of Accentia Common Stock, or (z) issue by reclassification of Accentia Common Stock other securities of Accentia, then the conversion price and the number of shares issuable open conversion of this Note immediately prior thereto shall be proportionately adjusted so that the Holder shall be entitled to receive the kind and number of shares or other securities of Accentia which it would have owned or would have been entitled to receive immediately after the happening of any of the events described above had this Note been converted been exercised at the conversion price immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this Section 5(a)(ii) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event. For the purpose of this Section 5(a)(ii), the term “Accentia Common Stock” shall mean (xx) the class of stock designated as the Common Stock of Accentia at the date of this Note, or (yy) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.

(b)	Such exercise shall be made by irrevocable written notice (accompanied with this Note), addressed to the Company at its Executive Offices at 8500 Evergreen Blvd. Minneapolis MN 55433 with notice to Accentia at its Executive Offices at 5310 Cypress Center Drive, Suite 101, Tampa, Florida 33609.

7.

Miscellaneous. Notwithstanding any provision herein or in any documents or instrument now or hereafter securing this Note, the total liability for payments in the nature of interest shall not exceed the limits now or at any time in the future imposed by the applicable laws of the State of New York. This Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements entered into and to be performed entirely within such State. Andrews Alexander Wise & Co. (AAW) has been granted compensation in the form of the repricing of certain Warrants previously issued to AAW for its efforts in assisting BioVest in informing Noteholders of their rights to elect to restructure their investment to accept this form of Amended Promissory Note.

IN WITNESS WHEREOF, this Note has been executed as of the date first above written.

BIOVEST INTERNATIONAL, INC.

By:	/s/ Christopher Kyriakides

Name:	Dr. Christopher Kyriakides

Title:	Chairman

ACCENTIA, INC. (solely with respect to Sections 5(a)(ii) and 6 above)

By:	/s/ Francis E. O’Donnell

Name:	Francis E. O’Donnell

Title:	CEO

/s/ Anaka Prakash
Dr. Anaka Prakash, Holder

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